EXHIBIT 24.1

              CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Proffitt's, Inc. on Form S-8 (File No. 33-46306), on Form S-8 (File No. 33-74070), on Form S-8 (File No. 33-80602) and on Form S-8 (File No. 33-88390) of our report dated March 17, 1995, on our audits of the consolidated financial statements and financial statement schedule of Proffitt's, Inc. as of January 28, 1995 and January 29, 1994, and for each of the three years in the period ended January 28, 1995, which report is included in this Form 10-K.




COOPERS & LYBRAND L.L.P.



Knoxville, Tennessee
April 25, 1995